Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 78 to Registration Statement No. 002-84776 on Form N-1A of our report dated February 22 , 2008 relating to the financial statements and financial highlights of Fidelity Advisor Series I Trust, including Fidelity Advisor Mid Cap II Fund, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I Trust for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2008